EXHIBIT 23.3
Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Miller Energy Resources, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑171106 , 333-184133 and 333-196570) on Form S-8 and (No. 333-183750 and 333-184315) on Form S-3 of Miller Energy Resources, Inc. of our report dated July 14, 2014, with respect to the consolidated balance sheets of Miller Energy Resources, Inc. and subsidiaries as of April 30, 2014 and 2013, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended April 30, 2014, and the effectiveness of internal control over financial reporting as of April 30, 2014, which report appears in the April 30, 2014 annual report on Form 10-K for Miller Energy Resources, Inc.

Our report dated July 14, 2014, on the effectiveness of internal control over financial reporting as of April 30, 2014, expresses our opinion that Miller Energy Resources, Inc. did not maintain effective internal control over financial reporting as of April 30, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to an insufficient complement of corporate accounting and finance personnel to consistently operate management review controls was identified and included in management’s assessment.

/s/ KPMG LLP

Knoxville, Tennessee
July 14, 2014